UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 6, 2005
Date of Report
(Date of earliest event reported)

CORIXA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22891 (Commission File No.)	91-1654387 (IRS Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, WA 98101
(Address of principal executive offices, including Zip Code)

(206) 366-3700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Executive Employment Agreements

     On January 6, 2005, Corixa Corporation, or Corixa, entered into amended and restated employment agreements with each of its Chairman and Chief Executive Officer, Steven Gillis, PhD, its Senior Vice President, Chief Financial Officer, Michelle Burris, its Senior Vice President, Chief Operating Officer, David Fanning, and its Senior Vice President, General Counsel, Kathleen McKereghan. The new employment agreements supercede the employment agreements that were previously entered into between Corixa and each of these executives, a form of which was filed with the Commission on November 13, 2001 as an exhibit to Corixa’s quarterly report on Form 10-Q (File No. 0-22891). Under the terms of the new employment agreements, the executives will not receive any incentive bonuses or any annual stock option grants with respect to performance in 2004, and Dr. Gillis will forego any salary increase in 2005. The new employment agreements provide that, for 2005, the executives will receive the annual salary specified in the table below under “Annual Salary.” In addition, in years after 2005, the executives will be entitled to receive, at the Board of Director’s discretion, an annual grant of the amount of stock options specified in the table below under “Annual Stock Option Grant” under Corixa’s 2001 Stock Incentive Plan, exercisable at a price equal to the fair market value of Corixa’s common stock on the grant date and vesting in equal amounts on a monthly basis over a four year period beginning as of the grant date.

     For the purposes of retention, each of the executives was granted 150,000 stock options on December 15, 2004 under Corixa’s 2001 Stock Incentive Plan, thirty-three percent of which will be vested on June 30, 2005, with the remaining sixty-seven percent vesting in equal amounts on a monthly basis over an eighteen month period beginning as of June 15, 2005. These stock options are exercisable at $3.95 per share, which price is equal to the fair market value of Corixa’s common stock on December 15, 2004. Consistent with the preexisting employment agreement, upon a change of control of Corixa, fifty percent of any unvested stock options then held by the executives will become vested. However, all of the executive’s unvested stock options will become immediately vested if:

•	the options are not assumed by the acquiring company;

•	the executive is terminated without cause within twelve months of the acquisition; or

•	the executive resigns for good cause within twelve months of the acquisition.

     In addition, the new employment agreements provide each executive with the eligibility to receive annual discretionary cash bonuses (other than with respect to 2004) equal to the amount specified in the table below under “Annual Discretionary Bonuses,” which are payable based on Corixa’s achievement of certain scientific and business goals established by the Board and the executive’s achievement of individual performance goals that are established by Corixa on an annual basis.

     The new employment agreements provide each executive with the eligibility to receive a total incentive payment in 2005 equal to the amount specified in the table below under “Total Incentive Payment.” Each executive will be entitled to receive from Corixa twenty-five percent of his or her respective total incentive payment if he or she remains employed by Corixa on June 30, 2005. The remaining seventy-five percent of the total incentive payment will be paid to the executive if Corixa completes certain strategic transactions before December 31, 2005 or if, in the Board’s discretion, Corixa achieves certain scientific and business goals and the executive achieves individual performance goals. The new employment agreements provide that if the executive is terminated without cause or resigns for good reason during 2005, he or she will be entitled to receive the entire unpaid portion of the total incentive payment.

     If any of the executives resigns from Corixa for any reason at any time between July 1, 2005 and December 31, 2005, he or she will be entitled to receive the continued payment of his or her base salary for a period of twelve months following the date of termination, payment of one hundred percent of his or her 2005 total incentive payment, regardless of Corixa’s or his or her achievement of their respective goals, and accelerated vesting as to fifty percent of his or her then unvested stock options (other than the 150,000 stock options granted to each executive on December 15, 2004). The Board may require, however, that the executive remain in his or her position as an employee until the successful completion of any pending transaction as a condition to receiving his or her respective severance payment upon resignation.

Name of	Annual	Annual Stock	Annual Discretionary	Total Incentive
Executive	Salary	Option Grant	Bonuses	Payment
Steven Gillis	$500,000	100,000	45% of then current Annual Salary	$745,000
Michelle Burris	$294,000	45,000	30% of then current Annual Salary	$378,000
David Fanning	$320,250	45,000	30% of then current Annual Salary	$405,000
Kathleen McKereghan	$244,125	45,000	30% of then current Annual Salary	$310,000

     The form of the amended and restated employment agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

     10.1 Form of Amended and Restated Employment Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION
Date: January 6, 2005	By:	/s/ Michelle Burris
	Name:	Michelle Burris
	Its:	Senior Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Form of Amended and Restated Employment Agreement